FOR IMMEDIATE RELEASE
PETROHAWK ENERGY CORPORATION
ANNOUNCES RECORD RESULTS FOR FOURTH QUARTER AND FULL-YEAR 2005
Year-over-year Reserves Doubled, 149% Organic Reserve Replacement
Management reflects on first full year of operations and discusses plans for 2006
HOUSTON, March 14, 2006—Petrohawk Energy Corporation (“Petrohawk” or the “Company”) (NASDAQ: HAWK) today reported financial and operating results for the fourth quarter and full year 2005.
•	The Company generated record revenues for the quarter and year of $108.1 million and $258.0 million, respectively; representing a 33% increase over the prior quarter and a 668% increase year-over-year. Cash flows from operations before changes in working capital (cash flow from operations, a non-GAAP measure) were $73.0 million, or $0.96 per share. Year-over-year, cash flows from operations increased 950%. Net income for the quarter reached a record $36.1 million, or $0.48 per fully diluted common share, before excluding selected items (see the Selected Item Review and Reconciliation table for additional information).

•	Year-end proved 2005 reserves as prepared by the Company’s independent petroleum engineers, Netherland, Sewell and Associates, Inc., totaled 437.3 billion cubic feet equivalent (Bcfe), of which 70% are natural gas and 71% are proved developed. This year-end estimate does not include the recently completed acquisition of North Louisiana gas properties with internally estimated proved reserves totaling approximately 106 Bcfe.

•	Product prices at year-end 2005 used to determine proved reserves were $10.08 per MMBtu for natural gas and $60.84 per barrel for crude oil, adjusted by lease for basis differentials in effect on December 31, 2005. The pre-tax present value of estimated future net revenues from these proved reserves discounted at 10% and computed in accordance with SEC guidelines totaled approximately $1.4 billion.

•	Petrohawk’s proved reserves increased 100% from year-end 2004, and the Company replaced 149% of production organically. Two strategic acquisitions were completed during the year, contributing approximately 258 Bcfe to the proved reserve base. In total, the Company replaced 838% of production.

•	The average oil and natural gas production rate for the quarter increased 17% over the prior quarter to 115 million cubic feet equivalent per day (Mmcfe/d). Total production for the quarter was 7,130 Mmcf of natural gas and 571 Mbbls of oil, or 10,556 Mmcfe. Shut-in production due to hurricanes and certain facility restraints for the fourth quarter averaged approximately 10 Mmcfe/d. For full-year 2005, production averaged 81 Mmcfe/d and totaled 29,549 Mmcfe and hurricane-related shut-ins averaged approximately 4 Mmcfe/d.

•	The Company exited 2005 with a production rate of 130 Mmcfe/d. Approximately 9 Mmcfe/d in hurricane-related and capacity-constrained production remained shut-in at the end of the year. At March 1, 2006, the Company’s producing rate was approximately 145 Mmcfe/d.

•	During the fourth quarter, 2005, the Company’s average prices from the sale of natural gas and oil were $10.52 per Mcf and $57.63 per Bbl respectively, excluding the impact of hedges. Hedges impacted average sales prices by $2.65 per Mcf of natural gas and $11.03 per Bbl of oil. For the full year, the Company’s average prices were $8.46 per Mcf of natural gas and $55.62 per Bbl of oil, excluding the impact of hedges. The Company does not elect hedge accounting.
Management Comment
“As our first full year of operations, 2005 was gratifying in every respect,” stated Floyd C. Wilson, President and Chief Executive Officer. “Not only did we create significant value for all of our stakeholders, but our strategy of strategic acquisitions and aggressive divesting, complemented by our successful exploration and exploitation program, yielded excellent results.
I am especially excited about our prospects for 2006 and beyond. We will continue to follow our business plan. The year is well underway with concrete success already achieved in all areas. We have created a firm foundation for additional accretive growth and cost-cutting activities with an exciting multi-year drilling inventory.”
$550 million in 2005 acquisitions integrated as Company begins to capitalize on drilling potential
The Company closed two material acquisitions, as well as several smaller acquisitions, during the year. On February 25, the acquisition of Proton Energy for $53 million added Gueydan field among other development and exploration opportunities in the Gulf Coast region. On July 28, the acquisition of Mission Resources was completed, bringing Lions field as well as additional South Texas properties and acreage, and the significant development potential of Waddell Ranch and other Permian Basin properties. Petrohawk has identified over 2,000 drilling locations Company-wide.
Significant Fourth Quarter 2005 Drilling Operations Detailed
During the fourth quarter of 2005, the Company participated in the drilling of 40 wells, 39 of which have been completed as producers; one was a dry hole for a success rate of 98%. At year-end, ten of the 39 wells were in various stages of completion. During 2005, Petrohawk participated in the drilling of 146 wells, 40 of which were drilled on proved undeveloped locations and 106 were drilled on non-proved or exploratory locations. Nine of the 146 wells were dry holes, for a success rate of 94% for the year. Capital program expenditures totaled approximately $121 million for the year, of which approximately $87 million was for drilling and completion activities.

The following activities contributed significantly to increases in production rate and proved reserves:
South Texas: Lions Field, Goliad County:
The Company put three new high rate wells on production during the fourth quarter. These wells, the Petrohawk Weise #2 (50% WI, 38% NRI), Wright Materials #3 ST2 (28% WI, 20% NRI) and Weise GU “A” #1 (50% WI, 37% NRI), were completed from multiple Lower Wilcox sands and have combined current production rates of approximately 35 Mmcfe/d gross (11 Mmcfe/d net).
South Texas: La Reforma Field, Starr and Hidalgo Counties:
As part of the drilling program in the Lower Vicksburg formation in this field, the Guerra “D” #2 (50% WI, 38% NRI) was recently completed from multiple Vicksburg sands with current gross production in excess of 7.4 Mmcfe/d (2.8 Mmcfe/d net).
Gulf Coast: Gueydan Field, Vermilion Parish, Louisiana:
In addition to the previously announced development of the 2,700’ Sands with the Alliance #45, #50 and #51 wells (100% WI, 78% NRI), drilling continued in deeper Alliance Sand wells at approximately 9,500’. Most recently, the Noble #1 (50% WI, 39% NRI) has been completed and is producing at a gross rate of 3.6 Mmcfe/d (1.4 Mmcfe/d net). In addition, the Alliance #47 (98% WI, 81% NRI) logged 45’ of high quality pay sand and is currently being completed.
Anadarko Basin: Lipscomb Field, Lipscomb County, Texas:
Petrohawk participated in its first Cleveland sand horizontal well during the fourth quarter. The Jones Energy Tyson “A” #4H (38% WI, 30% NRI) was completed for an initial gross rate in excess of 3.2 Mmcfe/d (1.0 Mmcfe/d net). The Company expects to participate in up to six additional Cleveland sand horizontal wells during 2006, with WI ranging between 38% and 75%.
Anadarko Basin: West Edmond Hunton Lime Unit, Canadian County, Oklahoma:
Petrohawk participated in the first two horizontal wells drilled in this field. The Company owns a 40% WI and 33% NRI in these wells. These two wells are currently producing at a combined gross rate of 2.9 Mmcfe/d (1.0 Mmcfe/d net). Up to six additional wells in this field are budgeted during 2006.
Permian Basin: Waddell Ranch Field Complex, Crane County, Texas:
The development opportunities in this field complex (13% WI, 15% NRI) continue to evolve. Petrohawk’s technical staff implemented a rigorous engineering and geological study over the past nine months. The results of this field study are the identification of over 1,000 additional potential drilling locations. This project has resulted in the addition of net proved reserves at year end 2005 with the potential of continued reserve additions in the future. After review of this study with our working interest partners, it was concluded that the 2006 capital budget associated with the Waddell Ranch would be increased by 100%.
2006 drilling program designed to accelerate development opportunities while maintaining high-potential exploration exposure
The $210 million 2006 drilling budget, allocated by reserve category, will be approximately 60% development and 40% exploratory. It is divided regionally with approximately 32% South Texas, 24% East Texas/North Louisiana, 20% Gulf Coast, 9% Permian and the remaining 15% in the Anadarko, Arkoma and other basins.

Petrohawk has contracted eight rigs to work within its core basins during 2006. An additional five to ten non-operated rigs are expected to be running at any given time. The following are highlights of the locations that the Company expects to drill during the year:
Significant 2006 Exploration and Development Activities
South Texas: Lions Field, Goliad County:
Up to four additional wells are planned during 2006 in Lions field, with continued development beyond 2006. Additionally, the Company is in the process of acquiring a high density 3D seismic survey to better image this complex field.
South Texas: Duderstadt Field, Goliad County:
Petrohawk recently completed the Jacobs #3 (51% WI, 37% NRI) in the Lower Wilcox. It is currently producing in excess of 6.4 Mmcfe/d, and Petrohawk has additional Lower Wilcox sands to test in the well bore. Up to two additional wells are scheduled to be drilled in the field in 2006.
South Texas: Provident City, Colorado County:
The Company recently completed its first well in this area. The Garrett #1 (55% WI, 41% NRI) is currently producing from multiple fracture-stimulated Lower Wilcox sands. For competitive reasons, Petrohawk is not releasing current production rates from the well. The Company is encouraged with the results and will spud the first development well on the prospect later this month. Additionally, the Company is currently reprocessing merged 3D seismic data sets covering approximately 200 square miles with the anticipation of further enhancing the area’s exploration potential, and is actively acquiring leases covering additional prospective areas in this trend. Petrohawk intends on drilling at least three additional wells in this area in 2006.
South Texas: Matagorda County 3D Program, Matagorda County:
The Company reached total depth on the Petrohawk Doss #1 (50% WI, 40% NRI) in December. Completion operations are in progress and initial production is expected during March. This well is located within a large amplitude anomaly in the Lower Frio formation. Management believes this project has the potential to be a significant discovery. Petrohawk is in the process of reprocessing merged 3D seismic data sets covering over 300 square miles, as well as actively acquiring leases covering other prospective areas, within this trend. Two additional wells are budgeted for 2006.
South Texas: La Reforma Field, Starr and Hidalgo Counties:
Petrohawk and its partners intend to maintain an aggressive drilling program in this field through 2006, partially supported by the acquisition of significant additional acreage from a recently announced farm-in. Additionally, Petrohawk reprocessed over 100 square miles of 3D seismic data within this area and is actively pursuing the acquisition of additional leases.
Gulf Coast: Gueydan Field, Vermillion Parish, Louisiana:
The Company has multiple exploration activities budgeted for this field in 2006. Following the acquisition of a new 3D survey in the second quarter, the Company expects to drill up to six exploratory tests targeting shallow fault controlled objectives above 4000’.

Additionally, during the second quarter Petrohawk is scheduled to spud an exploratory test to approximately 16,000’ in order to test potentially prolific Lower Frio objectives.
North Louisiana: Elm Grove and Caspiana Fields, Bossier and Caddo Parishes:
The Company recently acquired an estimated 106 Bcfe of proved reserves and an estimated 100 Bcfe of probable and possible reserves in the Elm Grove and Caspiana fields. Petrohawk has identified over 250 drilling locations within the acquired acreage. Petrohawk is currently operating one drilling rig in the Elm Grove field and expects to add a second rig in April and a third in May. Additionally, the Company intends to recomplete over 100 existing Cotton Valley wells and commingle them with new production from the Hosston formation over the next two years. In the area, initial producing rates from the Hosston have ranged from 100 Mcfe/d to as high as 5 Mmcfe/d.
Gulf of Mexico: West Cameron Block 39:
Drilling operations were resumed in mid-January on the 21,000’ MD Lower Miocene test operated by Norsk Hydro, currently drilling below 17,000’ MD. Petrohawk owns a 10% WI (8.5% NRI) in the well and anticipates reaching total depth during the second quarter of 2006. This interest is not included in the package of Gulf of Mexico properties currently under contract to be sold by the Company.
East Texas Basin: James Lime and Travis Peak, Nacogdoches and Shelby Counties:
The Company has spud its initial James Lime well, the Burgess #1H (50% WI, 40% NRI), on the over 17,000 acre block that was assembled over the course of 2005. This well encountered excellent shows and has logged the James Lime section. Horizontal drilling operations are currently underway. During 2006, the Company expects to drill up to four additional horizontal James Lime wells on this acreage and will also test the Travis Peak formation on at least two locations.
Arkoma Basin: Flower Prospect, Scott County, Arkansas:
In 2006, the Company plans several drilling operations in this region. During the second quarter, Petrohawk intends to test two exploratory concepts at the Flower Prospect in Scott County, Arkansas. These wells (76% WI, 60% NRI) will test Jackfork and Middle Atoka objectives on Petrohawk’s 120,000 acre block.
Arkoma Basin: Pine Hollow and Hichita Fields; Pittsburg and McIntosh Counties, Oklahoma:
The Company will continue exploitation and evaluation of the Caney Shale, Woodford Shale and Hartshorne Coal Bed Methane within these field areas. The Company has been advised by the operator of its 25% working interest in the Hartshorne Coal Bed Methane play in Pine Hollow South field that a multi-well horizontal program will be undertaken in 2006. In the Caney Shale play in the Hichita field, Petrohawk anticipates drilling a horizontal well where it will operate and own a 75% working interest. Petrohawk also anticipates that during 2006 the operator will continue its successful exploitation of the Woodford Shale play in the Pine Hollow South field.

Permian Basin: Waddell Ranch Field Complex, Crane County, Texas:
Permian activities account for approximately 9% of the Company’s capital budget, including projects planned at Waddell Ranch (20 new drills and 90 recompletions), TXL field (20 new drills) and Jalmat field (10 new drills and 20 recompletions).
Through March 1, 2006 the Company has participated in the drilling of 44 wells which had reached total depth. All have been completed as producers. Five of these wells are on production, and the remaining wells are in the completion process. Eighteen percent of these locations were classified as proved. On March 1, 2006, twelve wells were drilling.
Acquisition and divestment strategy continues to optimize asset base and cost structure
On February 6, Petrohawk announced it had closed its purchase of an estimated 106 Bcfe of proved reserves in North Louisiana’s Elm Grove and Caspiana fields for $262 million. The assets are 98% natural gas with an 18-year reserve-to-production ratio with estimated 2006 average net production of approximately 20 Mmcfe/d. The Company will attempt to accelerate production from the Elm Grove field with the addition of two drilling rigs during the first half of 2006, bringing the total number of operated rigs to three. Additionally, the Company has identified significant Hosston recompletion opportunities within the currently producing group of lower Cotton Valley wells.
Petrohawk is in the process of divesting two property packages with expected closing dates in the late first or early second quarter of 2006. The first package consists of approximately 26 Bcfe of proved reserves in the federal waters of the Gulf of Mexico and is under contract for a sales price of $52.5 million, subject to customary closing adjustments. This property group currently produces approximately 10 Mmcfe/d. The second property package consists of approximately 7 Bcfe of proved reserves located in multiple onshore basins and currently produces an estimated 2.3 Mmcfe/d from approximately 1,500 non-operated wells.
Petrohawk has added to hedge positions
In general, the Company targets hedged volumes at 50% of expected production for two to three years. In conjunction with its recent North Louisiana acquisition, Petrohawk added 15 MMBtu/d to its hedge position for calendar 2006 and 10 MMBtu/d for calendar 2007. These new hedges are in the form of floors, at $8.00 per MMBtu of natural gas.

To date, the Company has executed hedges on the following production volumes:

	2006	2007	2008

Natural Gas Derivatives
Collared Gas Volume (MMBtu/d)	41.6	17.9	9.9
Average Ceiling Price ($/MMBtu)	$9.05	$11.72	$6.53
Average Floor Price ($/MMBtu)	$5.79	$5.69	$5.05

Put Gas Volume (MMBtu/d)	15.0	10.0	—
Put Price ($/MMBtu) (1)	$8.00	$8.00	—

Swapped Gas Volume (MMBtu/d)	—	3.3	—
Swap Price ($/MMBtu)	—	$6.06	—

	2006	2007	2008
Oil Derivatives
Collared Oil Volume (Bbls/d)	3,668	658	164
Average Ceiling Price ($/Bbl)	$50.78	$43.97	$45.30
Average Floor Price ($/Bbl)	$38.17	$35.30	$34.00

Swapped Oil Volume (Bbls/d)	—	—	395
Swap Price ($/Bbl)	—	—	$38.10

Total Hedged Volumes (MMBtu/d)	78.6	35.1	13.2
% of 2006 Production Hedged (2)	51%

(1)	Deferred Premium of $0.24/MMBtu and $0.78/MMBtu for 2006 and 2007

(2)	Assumes mid-range of 2006 production guidance
The Company will hold a conference call March 14, 2006 at 10:00 a.m. EST (9:00 a.m. CST) to discuss today’s announcement. To participate in the call, dial 800-644-8607 five to ten minutes before the call begins. Please reference Petrohawk Energy, conference ID 6401056. International callers may also participate in the call by dialing 706-679-8184. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until March 21, 2006. To access the replay, please dial 800-642-1687 and reference conference ID 6401056. International callers may listen to a playback by dialing 706-645-9291.
Petrohawk Energy Corporation is an independent energy company engaged in the acquisition, production, exploration and development of oil and gas, with properties concentrated in the South Texas, Mid-Continent, East Texas, Arkoma, Permian and Gulf Coast regions.
For more information contact Shane M. Bayless, EVP — Chief Financial Officer and Treasurer at (832) 204-2727 or sbayless@petrohawk.com; or contact Joan Dunlap, Assistant Treasurer at (832) 204-2737 or jdunlap@petrohawk.com. For additional information about Petrohawk, please visit our website at www.petrohawk.com.

Forward Looking Statements
This press release contains “forward-looking statements” within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding planned capital expenditures (including the amount and nature thereof), timing for proposed acquisitions and divestitures, estimates of future production, statements regarding business plans for drilling and exploration expenditures, the number of wells we anticipate drilling in 2006, the number and nature of potential drilling locations, our future results of operations, quality and nature of our asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect the Company’s operations or financial results are included in the Company’s other reports on file with the United States Securities and Exchange Commission. Forward-looking statements are based on the estimates and opinions of the Company’s management at the time the statements are made. The Company assumes no obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.
Cautionary Note to U.S. Investors
In its filings with the Securities and Exchange Commission, Petrohawk is permitted to disclose only proved reserves that it has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Petrohawk uses certain terms in this press release, such as “probable”, “possible” or “potential” in relation to reserves that the SEC’s guidelines strictly prohibit it from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of the Company not actually realizing them. Investors are urged to closely consider Petrohawk’s disclosure of its proved reserves, along with certain risks and uncertainties inherent in its business, set forth in its filings with the SEC.
# # #

Petrohawk Energy Corporation
Consolidated Statements of Operations
(In Thousands, Except per Share Amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2005	2004	2005	2004
Operating revenues:
Oil and gas sales	$108,082	$18,948	$258,039	$33,577

Operating expenses:
Production expenses:
Lease operating	10,958	3,009	30,784	5,540
Workover and other	1,085	241	3,265	294
Taxes other than income	7,655	1,538	18,497	2,319
Gathering, transportation and other	895	22	2,030	26
General and administrative:
General and administrative	7,956	3,785	21,214	7,802
Stock-based compensation	817	604	3,820	3,529
Depletion, depreciation and amortization	28,860	5,699	73,382	9,231
Accretion expense	441	68	1,157	137

Total operating expenses	58,667	14,966	154,149	28,878

Income from operations	49,415	3,982	103,890	4,699
Other income (expense):
Net gain (loss) on derivative contracts	20,188	8,034	(100,380)	7,441
Interest expense and other	(8,901)	(1,764)	(29,207)	(2,894)

Total other income (expense)	11,287	6,270	(129,587)	4,547

Income (loss) before income taxes	60,702	10,252	(25,697)	9,246
Income tax (provision) benefit	(24,458)	(1,153)	9,063	(1,129)

Net income (loss)	36,244	9,099	(16,634)	8,117
Preferred Dividends	(111)	(112)	(440)	(445)

Net income (loss) applicable to common shareholders	$36,133	$8,987	$(17,074)	$7,672

Earnings (loss) per share of common stock:
Basic	$0.49	$0.65	$(0.31)	$0.71
Diluted	$0.48	$0.26	$(0.31)	$0.36

Weighted average shares outstanding:
Basic	73,526	13,920	54,752	10,808
Diluted	75,658	37,241	54,752	25,690
Condensed Consolidated Balance Sheets
(In Thousands)

	December 31,
	2005	2004
Assets
Current assets	$105,981	$36,022
Oil and gas properties, net	1,137,487	484,333
Other assets	166,706	13,844

Total assets	$1,410,174	$534,199

Liabilities and stockholders’ equity
Current liabilities	$143,886	$27,166
Long-term debt	495,801	239,500
Other noncurrent liabilities	244,029	20,442
Stockholders’ equity	526,458	247,091

Total liabilities and stockholders’ equity	$1,410,174	$534,199

Petrohawk Energy Corporation
Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2005	2004	2005	2004

Cash flows from operating activities:

Net income (loss)	$36,244	$9,099	$(16,634)	$8,117
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization	28,860	5,699	73,382	9,231
Deferred income tax benefit (provision)	23,988	1,153	(9,533)	1,153
Stock-based compensation	817	604	3,820	3,529
Accretion expense	441	68	1,157	137
Net unrealized (gain) loss on mark-to-market derivative contracts	(45,363)	(9,196)	64,180	(8,603)
Net realized loss on mark-to-market derivative contracts acquired	28,931	—	28,931	—
Other	(953)	149	(64)	273

Cash flow from operations before changes in working capital	72,965	7,576	145,239	13,837
Changes in working capital	(13,290)	7,054	(9,793)	4,106

Net cash provided by operating activities	59,675	14,630	135,446	17,943

Cash flows from investing activities:

Oil and gas expenditures	(32,614)	(6,589)	(121,041)	(12,842)
Acquisition of Mission, net of cash acquired of $48,359	(729)	—	(96,545)	—
Acquisition of Wynn-Crosby, net of cash acquired of $2,584	—	(384,521)	—	(384,521)
Acquisition of Proton, net of cash acquired of $870	—	—	(52,625)	—
Acquisition of oil and gas properties from PHAWK, LLC	—	—	—	(2,636)
Proceeds received from sale of oil and gas properties	56	7	88,900	839
Gas gathering system and equipment expenditures	(557)	104	(2,298)	(905)
Other	(22,500)	(416)	(22,500)	(416)

Net cash used in investing activities	(56,344)	(391,415)	(206,109)	(400,481)

Cash flows from financing activities:

Proceeds from exercise of options	275	—	12,055	—
Proceeds from issuance of common stock and warrants	—	380	—	25,629
Proceeds from issuance of subordinated convertible note payable	—	—	—	35,000
Debt issue costs	—	(2,663)	—	(4,089)
Return of capital to PHAWK, LLC	—	(5,684)	—	(5,684)
Proceeds from borrowings	65,000	220,000	375,000	220,000
Repayment of borrowings	(30,510)	(55,404)	(279,510)	(68,689)
Proceeds from Series B preferred stock private placement	—	200,000	—	200,000
Net realized loss on mark-to-market derivative contracts acquired	(28,931)	—	(28,931)	—
Offering costs	—	(9,890)	—	(15,466)
Dividends paid on Preferred Series A	(111)	(112)	(331)	(558)
Other	(323)	722	(369)	(55)

Net cash provided by financing activities	5,400	347,349	77,914	386,088

Net increase (decrease) in cash and cash equivalents	$8,731	$(29,436)	$7,251	$3,550

Petrohawk Energy Corporation
Selected Operating Data
(In Thousands, Except per Share Amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2005	2004	2005	2004

Gas Production (Mmcf)	7,130	1,906	20,219	3,569
Oil Production (Mbbls)	571	129	1,555	244
Gas Equivalents (Mmcfe)	10,556	2,679	29,549	5,030
Average Daily Production (Mmcfe)	114.7	29.1	81.0	13.7

Average Gas Price Per Mcf	$10.52	$6.96	$8.46	$6.53
Average Oil Price Per Barrel	57.63	43.34	55.62	40.71
Average Equivalent Sales Price (Mcfe)	10.22	7.04	8.73	6.61

Cash Flow From Operations — M$ (1)	72,965	7,576	145,239	13,837
Cash Flow From Operations — Per Share (Diluted)	0.96	0.20	2.65	0.54

Average Cost per Mcfe:
Production Expense:
Lease operating	$1.04	$1.12	$1.04	$1.10
Workover and other	0.10	0.09	0.11	0.06
Taxes Other Than Income	0.73	0.57	0.63	0.46
Gathering, transportation and other	0.08	0.01	0.07	0.01
General and administrative expense:
General and administrative	0.75	1.41	0.72	1.55
Stock-based compensation	0.08	0.23	0.13	0.70
Depletion expense	2.71	2.59	2.46	1.81

(1)	Represents cash flow from operations before changes in working capital. See the Consolidated Statements of Cash Flows for a reconciliation from this non-GAAP financial measure to the most comparable GAAP financial measure.
Selected Item Review and Reconciliation
(In Thousands, Except per Share Amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2005	2004	2005	2004

Unrealized (gain) loss on derivatives:(1)
Natural gas	$(31,507)	$(6,759)	$57,658	$(6,368)
Crude oil	(13,855)	(2,486)	6,521	(2,284)

Total mark-to-market non-cash charge	(45,362)	(9,245)	64,179	(8,652)
Stock based compensation	817	604	3,820	3,529
Interest payment(2)	—	—	2,411	—
Loss on extinguishment of debt	—	—	2,875	—
Expense of deferred financing costs(3)	—	—	1,061	—

Total selected items, before tax	(44,545)	(8,641)	74,346	(5,123)

Income tax effect of selected items	16,277	3,253	(27,166)	1,929

Selected items, net of tax	(28,268)	(5,388)	47,180	(3,194)
Net income (loss) applicable to common shareholders, as reported	36,133	8,987	(17,074)	7,672

Net income available to common shareholders, excluding selected items	$7,865	$3,599	$30,106	$4,478

Basic income (loss) per share, as reported	$0.49	$0.65	$(0.31)	$0.71
Impact of selected items	(0.38)	(0.39)	0.86	(0.30)

Basic income per share, excluding selected items	$0.11	$0.26	$0.55	$0.41

(1)	Represents the unrealized (gain) loss associated with the mark-to-market valuation of outstanding derivative positions at December 31, 2005 and 2004.

(2)	Represents the interest that would have been payable on the $35 million subordinated convertible note payable had the note been held until May 25, 2006, discounted at 10%.

(3)	Represents a non-cash charge related to the conversion of the $35 million subordinated convertible note payable into 8.75 million shares of common stock.